Mr. B. Anderson Young: Terms of
                               Offer of Employment

Dear Andy:

Please allow this letter to serve as an offer of employment with mortgage.com. The terms and conditions of the offer are detailed below:

o    Employed with:    mortgage.com, inc.

o    Position:         Chief Information Officer

o    Job Description:  Responsible for the overall development and maintenance of all of the Company's computer and information technology.

o    Additional Responsibilities:   Jointly responsible with other Senior
                       Management for the management of the Company.

o    Reports to:       Seth Werner, Chairman and Chief Executive Officer

o    Base Salary:      $175,000 annually

o    Bonus:            Up to 30% of base salary for excellent performance, in
                       the sole discretion of the Chairman

o    Frequency of Bonus Payment:  Annually at discretion of Chairman; pro-rated for 1999

o    401K Program:     Standard eligibility for participation under the plan
                       terms.

o    Vacation:         Two weeks paid vacation annually.

o    Medical and Dental Benefits: The cost of medical and dental insurance for yourself will be covered by mortgage.com. as is standard and available to all employees. The company will contribute the HMO health and DMO dental rate toward the premium for your insurance benefits, any upgrades or dependent coverage will be your responsibly ; life insurance through the company will be available at standard rates.

o    Relocation Expenses: Up to $75,000 in relocation expenses ( the "Relocation
                       Advance"), $25000 of which is to be managed at your discretion, to cover items involved in relocation such as realtor expenses, moving household goods and temporary living expenses and $50,000 of which ( the "Sale of Residence Allowance") is to cover loss of value in the sale of your current residence in which you represent you have invested $625,000. Upon the sale of your current residence the Company shall apply to you the difference between the sale price and $625,000 up to the Sale of Residence Allowance. In the event you resign your employment with the Company, or your employment is terminated for cause prior to the end of three years from the date of commencement of your employment with the Company, you agree to repay to the company, upon demand, a pro rata portion of the Relocation Advance and Sale of Residence Allowance"; for example, if you

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                       resigned or were terminated for cause prior to the end of
                       the first year of employment, two thirds of the Relocation Advance and the Sale of Residence Allowance would have to be repaid by you ; if you resigned or were terminated for cause prior to the end of the second year of employment, one third would have to repaid by you.


o    Stock Options:    Assuming a 6:1 stock split in connection with the IPO,
                       the Company shall grant to you options to purchase 25,000 shares post split which shall vest at 20% per year and otherwise be pursuant to the Company Stock Option Plan;
                       such option to purchase 25,000 post IPO split shares to be at the higher of $10 per share or the IPO price. If the IPO does not occur by 12/31/99, and/or there is no split, the strike price for the options shall be $ 60.00 per share.

                       The Company customarily issues stock options once each year in the month of February as merit bonuses for the previous year's performance, in the sole discretion of the Chairman and the Board of Directors.

o    Termination:      Your rights in the event of a change in control are
                       governed by the Non Compete Agreement attached as Exhibit
                       A.

o    Start Date:       As soon as possible, but in no case later than July 31,
                       1999.

o    Offer Expiration Date: Thursday, July 6, 1999


Acceptance Procedures:
----------------------

This offer may be accepted by executing below and faxing to Seth Werner at 954-452-9388 by no later than 12:00 midnight on the above expiration date. mortgage.com reserves the right to extend the expiration date at it's discretion.


Sincerely,

/s/ Seth Werner
   --------------------------------------
   Seth Werner, CEO

"Other than as specifically set forth herein, this employment offer does not constitute an employment contract between B. Anderson Young and mortgage.com. The offer if accepted shall result in the employment of B. Anderson Young as an at will employee under the employment laws of the State of Florida and the Human Resource policies of mortgage.com."


Accepted this 6th day of July 1999.


By: /s/ B. Anderson Young
    -------------------------------------
       B. Anderson Young

Fax to:
Fax #:


cc:  Chris Anderson, Human Resource Director
     Ed Johnson, CFO